Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces Third Quarter Results

BRISBANE, CALIF. — May 7, 2009 — bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the third quarter ended April 4, 2009.

Net sales for the quarter ended April 4, 2009 were $127.7 million versus $151.7 million reported for the quarter ended April 5, 2008. Sales decreased 15.8% compared to the corresponding quarter in the prior year.  Same store sales for the quarter ended April 4, 2009 decreased 23.5% compared to a decrease of 7.6% for the prior year quarter.

Gross margin as a percentage of net sales decreased to 37.8% in the third quarter of fiscal 2009, compared to 43.8% in the third quarter of fiscal 2008.  The decrease in gross margin as a percentage of net sales from the prior year of 6.0% was primarily due to unfavorable occupancy leverage and to a lesser extent higher markdowns.

SG&A expenses for the third quarter of fiscal 2009 were $56.8 million, or 44.5% of net sales, compared to $59.0 million, or 38.9% of net sales for the same period of the prior year.  The decrease in dollars in SG&A expense is primarily due to lower total compensation expense offset by an increase in depreciation expense and approximately $2.5 million in impairment charges and fixed asset write-offs related to underperforming stores and store closures.

The effective tax rate for the third quarter of fiscal 2009 increased to 35.3% from 33.6% in the third quarter of fiscal 2008 primarily due to deleveraging of permanent items, including stock based compensation expense and lower tax exempt interest income as a percent of taxable income.

Net loss for the third quarter is $5.0 million compared to net income of $8.3 million for the same period in the prior year.  Diluted loss per share for the third quarter of fiscal 2009 was $0.06 which includes $.02 per share for the impairment charges and fixed asset write-offs related to underperforming stores and store closures on 87.4 million diluted weighted average shares outstanding compared to net income of $0.09 per share on 90 million diluted weighted average shares outstanding for the third quarter of fiscal 2008.  Year-to-date we have purchased 2.4 million shares under our Board of Director approved stock purchase program.

Net sales for the year-to-date period ended April 4, 2009 were $472.8 million, a decrease of 8.4% from $516.1 million for the year-to-date period ended April 5, 2008.  Same store sales for the year-to-date period ended April 4, 2009 decreased 18.2% compared to a decrease of 8.3% in the prior year.

Net income for the year-to-date period ended April 4, 2009 is $13.0 million compared to $47.1 million in the prior year.  Diluted earnings per share for the year-to-date period ended April 4, 2009 is $0.15 compared to $0.51 per share in the prior year.

During the quarter ended April 4, 2009, the Company opened one 2b bebe store, closed three bebe stores and two SPORT stores, where leases had expired and not renewed, and converted one bebe Outlet store to a 2b bebe store resulting in a reduction of total square footage of 1%.

For the year-to-date period the Company’s capital expenditures were approximately $23.7 million and depreciation expense was approximately $19.7 million.

For the fourth quarter of fiscal 2009, the Company anticipates comparable store sales will be in the range of negative mid teens to low twenties and depending on actual sales and markdowns earnings per share will be in the range of $0.02 to $0.10 per share based on 88 million diluted weighted average shares outstanding versus $0.18 per share based on 90 million diluted weighted average shares outstanding in the fourth quarter of fiscal 2008. The Company is currently anticipating an effective tax rate of 35.0% for the fourth quarter of fiscal 2009.

For the fourth quarter of fiscal 2009, the Company is currently planning finished goods inventory to be down on a per square foot basis compared to the fourth quarter of fiscal 2008 in the high teens.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss third quarter results.  Interested parties are invited to listen to the conference by calling (888) 889-5848.  A replay of the call will be available for approximately one week by calling (866) 393-0872.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 308 stores, of which 212 are bebe stores, 62 are BEBE SPORT stores, 18 are bebe Outlet stores, 15 are 2b bebe stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	April 4,	April 5,
	2009	2008
Assets

Cash and equivalents	$123,059	$83,458
Inventories, net	37,433	44,624
Total current assets	205,922	180,824
Property and equipment, net	132,029	126,243
Long-term marketable securities	192,961	250,503
Investment repurchase right	12,298	—
Total assets	$573,126	$585,998

Liabilities and Shareholders’ Equity

Total current liabilities	$58,601	$62,915
Total liabilities	108,762	111,297
Total shareholders’ equity	464,364	474,701
Total liabilities and shareholders’ equity	$573,126	$585,998

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	Apr. 4,		Apr. 5,		Apr. 4,		Apr. 5,
	2009	%	2008	%	2009	%	2008	%

Net sales	$127,657	100.0%	$151,729	100.0%	$472,819	100.0%	$516,140	100.0
Cost of sales, including production and occupancy	79,351	62.2	85,385	56.2	281,084	59.4	279,282	54.1

Gross margin	48,306	37.8	66,344	43.8	191,735	40.6	236,858	45.9
Selling, general and administrative expenses	56,761	44.5	59,002	38.9	177,380	37.6	177,937	34.5

Operating income	(8,455)	(6.7)	7,342	4.9	14,355	3.0	58,921	11.4
Interest and other income, net	663	0.5	5,225	3.4	5,553	1.2	12,979	2.5

Income before income taxes	(7,792)	(6.2)	12,567	8.3	19,908	4.2	71,900	13.9
Income tax provision	(2,747)	(2.2)	4,219	2.8	6,951	1.5	24,805	4.8

Net earnings	$(5,045)	(4.0)%	$8,348	5.5%	$12,957	2.7%	$47,095	9.1

Basic earnings per share	$(0.06)		$0.09		$0.15		$0.52
Diluted earnings per share	$(0.06)		$0.09		$0.15		$0.51

Basic weighted average shares outstanding	87,387		88,833		88,366		90,077
Diluted weighted average shares outstanding	87,387		90,115		88,561		91,473

Number of stores open at beginning of period	312		290		303		273
Number of stores opened during period	1		4		12		21
Number of stores closed during period	5		4		7		4
Number of stores open at end of period	308		290		308		290

Number of stores expanded/relocated during period(*)	0		1		2		3

Total square footage at end of period (000’s)	1,157		1,060		1,157		1,060

* Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.